Moss Adams LLP
Certified Public Accountants | Business Consultants

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 12, 2008 on the consolidated statements of operations, stockholders' equity and cash flows of U.S. Energy Corp. (the “Company”) for the year ended December 31, 2007 appearing in this Annual report on Form 10-K , into the Company’s Registration Statements on Form S-3 (Nos. 333-162607, 333-151637, 33-137139, 333-134800, and 333-124277), and Form S-8 (Nos. 333-108979 and 33-74154).

/s/ Moss Adams LLP

MOSS ADAMS LLP

Scottsdale, Arizona

March 12, 2010